AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

This Amendment to the Investment Advisory Agreement dated as of December 31, 2011 (the “Effective Date”), amends the Investment Advisory Agreement dated March 1, 1999, as amended September 30, 2007 (the “Agreement”) by and between Wilshire Associates Incorporated (the “Adviser”) and Wilshire Variable Insurance Trust (the “Trust”).

WHEREAS, the Adviser currently furnishes investment advisory services under the Agreement for the Small Cap Growth Fund of the Trust; and

WHEREAS, the Adviser desires to amend the Agreement to add a breakpoint to the Fee Schedule with respect to advisory services provided to the Small Cap Growth Fund;

NOW THEREFORE, the parties agree, and the Agreement is hereby modified, as follows:

1.           Effective upon the Effective Date, the Fee Schedule of the Agreement shall be deleted in its entirety and replaced by the Fee Schedule attached hereto.

2.           Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS HEREOF, the undersigned have executed this Amendment as of the date and year first above written.

WILSHIRE ASSOCIATES INCORPORATED	WILSHIRE VARIABLE INSURANCE TRUST

By:	By:

Name:	Name:

Title:	Title:

FEE SCHEDULE

Trust shall pay Adviser, with respect to each Fund each calendar month during the term of this Agreement, a fee based on the average daily net assets of each Fund of the Trust at the following annual rate:

	Rate on First $1 Billion	Rate After $1 Billion
Equity Fund	0.70%	0.60%
Balanced Fund	0.55%	0.45%
Income Fund	0.55%	0.45%
Small Cap Growth Fund	1.15%	1.05%
International Equity Fund	1.00%	0.90%
Socially Responsible Fund	0.85%	0.75%

Adviser’s fee shall be accrued daily at 1/365th of the annual rate set forth above.  For the purpose of accruing compensation, the net assets of each Fund will be determined in the manner and on the dates set forth in the current prospectus of the Trust with respect to each Fund and, and on days on which the net assets are not so determined, the net asset value computation to be used will be as determined on the immediately preceding day on which the net assets were determined.  Upon the termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rata basis through the date of termination and paid within thirty business days of the date of termination.

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